Exhibit 99.1

Consumers Bancorp and Peoples Bancorp of Mt. Pleasant, Inc. to Merge

Minerva, OH and Mt. Pleasant, OH – June 14, 2019 Consumers Bancorp, Inc. (“Consumers”) (OTCQX: CBKM) and Peoples Bancorp of Mt. Pleasant, Inc. (“Peoples”) today announced the signing of a definitive agreement pursuant to which Consumers will acquire Peoples and its wholly-owned subsidiary, The Peoples National Bank of Mount Pleasant (“Peoples Bank”), which operates three banking offices located in the communities of Mt. Pleasant, Dillonvale and Adena, Ohio.  As of March 31, 2019, Peoples Bank had approximately $79 million in assets, $53 million in loans and $70 million in deposits.

Ralph J. Lober, President and CEO of Consumers, said, “This combination is a great opportunity to expand and complement our market presence in the tri-county area of Jefferson, Harrison, and Belmont.  Over the past 116 years Peoples National Bank has built a reputation for providing outstanding customer service to these communities.  We acknowledge that history as we look forward to continuing that tradition and to providing its customers with an expanded array of consumer and commercial loan, deposit, and wealth management products and services.”

“We are excited about the opportunity to combine resources with Consumers,” said Robert C. Hargrave, Peoples’ Chairman and CEO. “It makes sense in the evolution of our company to partner with a financial organization that is like-minded in its philosophy of offering highly personalized customer-oriented banking services with financial capabilities to support further expansion throughout our market area. By joining forces with Consumers, Peoples National Bank’s customers will not only retain very high levels of customer service but will also gain access to a wider range of products and services as well as Consumers’ larger lending limit.  We clearly see benefits for our customers, shareholders and employees and we look forward to joining the Consumers family.”

Terms of the Transaction

Under the terms of the merger agreement, Peoples shareholders will have the right to receive for each share of Peoples common stock, at the election of each shareholder, and subject to proration, (i) $1,200.00 in cash, or (ii) 63.16 shares of Consumers common stock, or (iii) mixed consideration of cash and Consumers common stock. The proration procedures are designed to result 50% of Peoples shares being exchanged for cash and 50% for Consumers stock. Based on Consumers’ 20 day average closing price of $19.07 on June 13, 2019, the aggregate implied transaction value is approximately $10.3 million. The transaction is expected to close in the fourth quarter of 2019, subject to customary closing conditions, required regulatory approvals and approval by holders of a majority of Peoples shares outstanding. All of Peoples’ directors have entered into voting agreements (representing approximately 20.0% of the total shares outstanding) to vote their shares in favor of the merger.

Consumers currently expects the merger to be approximately 8-9% accretive to earnings per share in fiscal year 2021, including fully realizing cost savings, and approximately 6.5% dilutive to tangible book value per share at closing with an earn back period of approximately four years (using the cross-over method). The earnings per share accretion estimates are based on estimated cost savings of approximately 35% of Peoples’ non-interest expense, and one-time transaction related expenses of $1.6 million pre-tax.

Sandler O’Neill + Partners, LP is serving as financial advisor and Tucker Ellis is serving as legal advisor to Consumers. Boenning & Scattergood, Inc. is serving as financial advisor and provided a fairness opinion to Peoples. Dinsmore & Shohl LLP is serving as legal counsel to Peoples.

About Consumers

Consumers is a bank holding company with assets of approximately $550 million whose common stock is traded on the OTCQX Best Market. Consumers operates 15 full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio.

About Peoples

Peoples is a bank holding company with approximately $79 million in assets. Its subsidiary, The Peoples National Bank of Mt. Pleasant, was founded in 1903 and operates three branches in Mt. Pleasant, Dillonvale and Adena, Ohio. More information is available by visiting its website at www.peoplesnbmp.com.

Additional Information and Where to Find It

This joint press release is being made in respect of the proposed transaction involving Consumers and Peoples. This press release is neither an offer to sell nor a solicitation of an offer to buy either Consumers or Peoples securities. This press release is not a solicitation of any vote or approval of Peoples’ shareholders and is not a substitute for the proxy statement/prospectus or any other documents which Consumer and Peoples may send to their respective shareholders in connection with the proposed transaction.

In connection with the proposed merger, Consumers will file with the SEC a registration statement on Form S-4 that will include a proxy statement of Peoples and a prospectus of Consumers.  Before making any voting or investment decision, investors are urged to read any proxy statement/prospectus regarding the proposed transaction and any other relevant documents carefully in their entirety when they become available because they will contain important information about the proposed transaction. These documents will contain important information about Consumers, Peoples and the proposed transaction. Investors and security holders are also urged to carefully review and consider Consumers’ public filings with the SEC, including but not limited to its Annual Reports on Form 10-K, its proxy statements, its Current Reports on Form 8-K and its Quarterly Reports on Form 10-Q.

The proxy statement/prospectus, as well as other filings containing information about Consumers will be available without charge, at the SEC’s Internet site: www.sec.gov.  Copies of the proxy statement/prospectus and other filings with the SEC that relate to the proposed transaction and to Consumers can also be obtained, when available, without charge, from the Consumers website at https://www.consumersbank.com or by directing a request to Consumers Bancorp, Inc., 614 East Lincoln Way, P.O. Box 256, Minerva, Ohio 44657, Attn: Theresa Linder, Corporate Secretary.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”).  These statements include statements relating to the proposed acquisition of Peoples and its integration with Consumers, the combination of their businesses and projected revenue, as well as profitability and earnings outlook.  The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements.  These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release.  These risks and uncertainties include, but are not limited to, the following: the risk that the proposed transaction may not be completed in a timely manner, or at all; the failure to satisfy the conditions precedent to the consummation of the proposed transaction, including, without limitation, the receipt of stockholder and regulatory approvals; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings, including those that may be instituted against Consumers or Peoples, its board of directors, its executive officers and others following the announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction; potential difficulties in employee retention due to the announcement and pendency of the proposed transaction; the response of customers, suppliers and business partners to the announcement of the proposed transaction; risks related to diverting management’s attention from Peoples or Consumers’ ongoing business operations; and other factors described in Consumers’ annual report on Form 10-K for Consumers’ fiscal year ended June 30, 2018 filed with the SEC. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. For any forward-looking statements made in this joint press release or in any documents, Consumers and Peoples claim the protection of the safe harbor for forward-looking statements contained in PSLRA. Investors are cautioned that such statements are predictions and actual events or results may differ materially. The forward-looking statements included in this press release speak only as of the date made and neither Consumers nor Peoples undertakes a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on forward-looking statements.